Proskauer rose LLP

Eleven Times Square

New York, New York 10036

November 16, 2023

BNY Mellon New York AMT-Free Municipal Bond Fund

240 Greenwich Street

New York, New York 10286

Ladies and Gentlemen:

We have acted as counsel to BNY Mellon New York AMT-Free Municipal Bond Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Acquiring Fund"), in connection with the Acquiring Fund's registration statement on Form N-14 (the "N-14 Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the "Commission") on or about November 16, 2023, registering the Class Z shares of beneficial interest in the Acquiring Fund (the "Shares") to be issued pursuant to an Agreement and Plan of Reorganization (the "Reorganization Plan") adopted by the Acquiring Fund and BNY Mellon New York Tax Exempt Bond Fund, Inc. (the "Fund") under the Securities Act of 1933, as amended (the "Securities Act").

The Reorganization Plan provides for (1) the transfer of all the assets of the Fund to the Acquiring Fund in exchange solely for Shares of the Acquiring Fund having an aggregate net asset value equal to the Fund's net assets and the Acquiring Fund's assumption of the stated liabilities of the Fund; (2) the distribution of the Shares pro rata to the Fund's shareholders in exchange for their shares of the Fund and in complete liquidation thereof; and (3) the termination of the Fund, all on the terms and conditions set forth in the Reorganization Plan.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.	The N-14 Registration Statement and the Prospectus/Proxy Statement included therein, substantially in the form transmitted to the Commission under the Securities Act;
2.	The form of the Reorganization Plan, certified as of the date hereof by an officer of the Acquiring Fund;
3.	The Agreement and Declaration of Trust of the Acquiring Fund in effect on the date of this opinion letter, certified by the Secretary of the Commonwealth of Massachusetts;
4.	The By-Laws of the Acquiring Fund, certified as of the date hereof by an officer of the Acquiring Fund;
5.	Resolutions (the "Resolutions") adopted by the Board of Trustees of the Acquiring Fund relating to the authorization of the issuance of the Shares and the approval of the Reorganization Plan, certified as of the date hereof by an officer of the Acquiring Fund;
6.	A certificate executed by an officer of the Acquiring Fund, dated as of the date hereof; and

November 16, 2023

7.	Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each	individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
2. Each	individual executing any of the Documents on behalf of a party (other than the Acquiring Fund) is duly authorized to do so.
3. Each	of the parties (other than the Acquiring Fund) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4. All	Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Acquiring Fund is a Massachusetts business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts and has the power to carry out its obligations under the Reorganization Agreement.
2.	The issuance of the Shares has been duly authorized and, when and if issued and delivered in accordance with the Resolutions, the Reorganization Plan and the N-14 Registration Statement, the Shares will be validly issued, fully paid and nonassessable by the Acquiring Fund.

The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act of 1940, as amended, that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

The opinions expressed in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

November 16, 2023

This opinion letter is rendered solely in connection with the filing of the N-14 Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the N-14 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not thereby admit that we are experts with respect to any part of the N-14 Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

PROSKAUER ROSE LLP